Exhibit 2

Notice of Meeting Westpac Banking Corporation 2018 Annual General Meeting Wednesday, 12 December 2018 10:00am (Perth time) Perth Convention and Exhibition Centre BelleVue Ballroom 21 Mounts Bay Road Perth Western Australia 6000 Westpac Banking Corporation ABN 33 007 457 141

Westpac 2018 Annual General Meeting Dear Shareholder It is my pleasure to invite you to Westpac’s 2018 Annual General Meeting (AGM). The meeting will be held in the Perth Convention and Exhibition Centre, on Wednesday, 12 December 2018, at 10:00am (Perth time). Registration commences from 9:00am (Perth time). Details of the meeting are contained in this Notice of Meeting. The AGM is an opportunity for shareholders to hear from the Board and the Executive team, to ask questions about the company and to vote on matters before the meeting. I hope you will be able to attend. Our Managing Director and Chief Executive Officer, Brian Hartzer, and I will both update shareholders on developments over the year. If you are unable to attend the AGM, you can view the meeting via our live webcast or watch a replay at a time that suits you. The webcast can be found at www.westpac.com.au/investorcentre. If you cannot attend and wish to vote, you will need to lodge a direct vote or appoint a Proxy. The easiest way to cast a direct vote or appoint a Proxy is online at vote.linkmarketservices.com/WBC or by scanning the QR code on the back of the Voting Form and following the prompts. Methods of voting are described in detail in this Notice of Meeting. The Board is always keen to hear from shareholders and so, if you cannot attend, you can submit a question prior to the meeting through the voting site above or by returning the question form included with this Notice of Meeting. Unfortunately, we will not be able to respond to all questions submitted, but I will consider these questions in preparing my AGM address.

The 2018 AGM agenda will be similar to recent years. There are items for the accounts, the remuneration report, the granting of equity to the Managing Director and Chief Executive Officer and the re-election of one director. This year we are also asking shareholders to vote on the appointment of two new directors, Peter Nash and Anita Fung. One of our current directors, Peter Hawkins, will retire from the Board at the conclusion of the 2018 AGM. As in prior years, we aim to make the event as accessible as possible, with arrangements for the mobility impaired, a sign language interpreter and hearing loop facilities. Details of how to get to the AGM are set out at the back of this document. If you elected to receive a hard copy of our Annual Report and/or our Annual Review and Sustainability Report, you will receive these in a separate envelope shortly. These reports will also be available on our website. As always, your Board and the Executive team look forward to meeting with you over light refreshments at the conclusion of the AGM. I look forward to welcoming you to the AGM. Yours sincerely, Lindsay Maxsted Chairman 7 November 2018 3

Westpac 2018 Annual General Meeting Notice of Annual General Meeting The Annual General Meeting (AGM) of Westpac Banking Corporation (ABN 33 007 457 141) (Westpac) will be held in the Perth Convention and Exhibition Centre, BelleVue Ballroom, at 21 Mounts Bay Road, Perth, Western Australia 6000, on Wednesday, 12 December 2018, commencing at 10:00am (Perth time). Items of Business 1. Financial Reports To receive and consider the Financial Report, the Directors’ Report and the Auditor’s Report for the year ended 30 September 2018. 2. Remuneration Report To adopt the Remuneration Report for the year ended 30 September 2018. 3. Grant of equity to Managing Director and Chief Executive Officer To approve the grant of shares and performance share rights to the Managing Director and Chief Executive Officer (CEO), Brian Hartzer, under the CEO Restricted Share Plan and Long Term Variable Reward Plan (together the Plans) in accordance with the rules of those Plans and on the terms summarised in the Explanatory Notes in this Notice of Meeting. Approval is being sought for all purposes, including ASX Listing Rule 10.14 and sections 200B and 200E of the Corporations Act 2001 (Cth) (Corporations Act). 4

4. Re-election and election of Directors (a) (b) (c) To re-elect Craig Dunn as a Director. To elect Peter Nash as a Director. To elect Yuen Mei Anita Fung (Anita Fung) as a Director. By order of the Board of Directors Timothy Hartin Group Company Secretary 7 November 2018 5

Westpac 2018 Annual General Meeting Voting exclusions Items 2 and 3 – Remuneration Report and grant of equity to Managing Director and Chief Executive Officer Items 2 and 3 are resolutions directly or indirectly related to remuneration of a member of the Key Management Personnel (KMP) of Westpac. Westpac’s KMP are set out in Westpac’s Remuneration Report, which is included within Westpac’s Annual Report. The Corporations Act restricts KMP and their closely related parties from voting in certain circumstances on such resolutions. A ‘closely related party’ of a KMP includes a spouse, dependants and certain other close family members, as well as any companies controlled by the KMP. In accordance with these requirements, Westpac will disregard any votes cast on Items 2 and 3, in any capacity, by or on behalf of a member of the KMP or the KMP’s closely related parties. Westpac will also disregard any votes cast as a Proxy on Items 2 and 3 by any member of the KMP (or their closely related parties), unless the vote is cast: • as Proxy for a person entitled to vote, who has specified the way the Proxy is required to vote on the Item on the Voting Form; or • by the Chairman of the AGM as Proxy for a person entitled to vote, in accordance with an express authority on the Voting Form to vote undirected proxies as the Chairman sees fit. In addition, Westpac will disregard any votes cast on Item 3, in any capacity, by or on behalf of the CEO, Mr Hartzer, or any associate of Mr Hartzer in accordance with the requirements of the Corporations Act and as applicable, the ASX Listing Rules. However, Westpac will not disregard a vote cast by Mr Hartzer or any associate of Mr Hartzer as Proxy for a person who is entitled to vote, and who has specified the way the Proxy is required to vote on the Item on the Voting Form. Mr Hartzer is the only Director currently eligible to participate in an employee incentive scheme. 6

Conduct of the Westpac AGM All Westpac shareholders may attend the AGM and ask a question. All Westpac shareholders may also vote on each Item before the AGM subject to the voting exclusions set out earlier in this Notice of Meeting. For the purposes of the AGM, a person will be considered a shareholder if they were registered as the holder of those shares at 7:00pm (Sydney time) on Monday, 10 December 2018. The AGM is an important forum for interaction between the Board, Executive team and shareholders. Our AGM is intended to give shareholders the opportunity to: • hear from the Chairman and the CEO about the performance and operations of Westpac; consider and vote on the Items before the AGM (subject to the voting exclusions set out earlier in this Notice of Meeting); and ask questions of the Board and the Auditor. The Chairman and the CEO will generally answer questions from shareholders, however some questions may be referred to the Auditor or to a senior executive. If appropriate, a response may be provided as soon as possible after the AGM. • • To do this, we will: provide shareholders a reasonable opportunity to ask questions before and during the AGM; inform shareholders of the proxy position on each Item and the manner in which the Chairman of the AGM will vote available proxies; provide sign language and hearing loop facilities; provide assistance for people with mobility restrictions or vision impairment; and webcast the AGM live on our website at www.westpac.com.au/investorcentre. • • • • • 7

Westpac 2018 Annual General Meeting To assist us to achieve this, we ask that shareholders: • • follow the instructions of those running the AGM; are courteous and respectful to all attending, and assisting in running, the AGM; keep questions to a reasonable length, and not repeat questions already asked (and answered), to allow as many shareholders as possible to participate; confine questions to matters being considered at the AGM and which are relevant to shareholders as a whole. Questions relating to individual circumstances can be raised with Westpac or with our Share Registry (Link Market Services (Link)) representatives who will be available before and after the AGM. Personal banking matters will be directed to senior executives who will be available to assist shareholders; and do not photograph, videotape or record the AGM. • • • 8

How to vote Submitting a direct vote Shareholders can vote directly on Items as an alternative to voting at the AGM in person or by Proxy. A direct vote can be lodged online or by completing the direct voting section of the Voting Form and returning it in accordance with the instructions below. For your vote to be counted, you must complete the voting directions for each Item by marking ‘For’, ‘Against’ or ‘Abstain’. Votes will only be valid for Items marked. No vote will be counted for the Items left blank. However, if you leave the Voting Form blank for all Items, the Chairman of the AGM will be deemed to be your appointed Proxy for all Items. By submitting a direct vote, you agree to be bound by the direct voting rules adopted by the Board. The direct voting rules are available on the Westpac website at www.westpac.com.au/investorcentre. Further instructions on direct voting are available on the reverse of the Voting Form. Appointing a Proxy Shareholders are entitled to appoint up to two Proxies to attend the AGM on their behalf, and vote in accordance with their instructions on the Voting Form. A Proxy need not be a shareholder of Westpac. Where two Proxies are appointed, each Proxy can be appointed to represent a specified proportion or number of a shareholder’s votes. If no number or proportion of votes is specified, each Proxy may exercise half of the shareholder’s votes. If a Proxy is instructed to abstain from voting on an Item, they must not vote on the shareholder’s behalf, and any vote cast will not be counted. 9

Westpac 2018 Annual General Meeting If you appoint a Proxy (other than the Chairman of the AGM) and direct them how to vote, the Chairman of the AGM must cast those Proxy votes on your behalf if your Proxy does not do so. If you appoint the Chairman of the AGM as your Proxy (or if he is appointed by default), and no direction is provided in relation to Items 2 or 3, you will be expressly authorising the Chairman to exercise your Proxy as the Chairman sees fit in relation to those Items (even though those Items are connected directly or indirectly with the remuneration of a member of Westpac’s KMP). If you wish to appoint the Chairman of the AGM as Proxy with a direction as to how to vote on an Item, including Items 2 and 3, you should specify this by completing the ‘For’, ‘Against’ or ‘Abstain’ boxes on the Voting Form. The Chairman of the AGM intends to vote all available Proxies in favour of all Items. If you appoint a Director (other than the Chairman) or another member of Westpac’s KMP or their closely related parties as your Proxy, you must specify how they should vote on Items 2 and 3 by completing the ‘For’, ‘Against’ or ‘Abstain’ boxes on the Voting Form. If you do not, your Proxy will not be able to exercise your vote for that Item. Shareholders are encouraged to direct their Proxies on how to vote. If a Proxy is not directed how to vote, the Proxy may vote, or abstain, as they see fit (subject to the voting exclusions set out earlier in this Notice of Meeting). Should any new Items be proposed at the AGM, a Proxy may vote on those Items as they see fit. Further instructions on appointing Proxies are available on the reverse of the Voting Form or online at vote.linkmarketservices.com/WBC. 10

Submitting a Voting Form Voting Forms can be submitted in the following ways: Online – at vote.linkmarketservices.com/WBC. Follow the prompts and have your Shareholder Reference Number (SRN) or Holder Identification Number (HIN) available. QR Code – using a mobile device you can scan the QR code on the back of the Voting Form. To scan the QR code you will need a QR code reader app that can be downloaded for free on your mobile device. You will also need your SRN or HIN and the postcode for your shareholding. Email – you can scan and email a completed Voting Form (together with any authority under which a Voting Form is signed, or a certified copy of that authority) to vote@linkmarketservices.com.au. By post, hand or facsimile – completed Voting Forms (together with any authority under which a Voting Form is signed, or a certified copy of that authority) may be posted to Link Market Services Limited, Locked Bag A6015, Sydney South NSW 1235, using the enclosed return envelope; or hand delivered to Link Market Services Limited at 1A Homebush Bay Drive, Rhodes NSW 2138; or sent by facsimile to (+61 2) 9287 0309. All Voting Forms must be received (either online or by post) by 10:00am (Perth time) on Monday, 10 December 2018. Corporate representatives A corporation which is a shareholder, or which has been appointed a Proxy, may appoint an individual to act as a representative to vote at the AGM. The appointment must comply with section 250D of the Corporations Act. The representative should bring to the AGM evidence of his or her appointment unless it has previously been provided to Link. Voting by poll Voting on Items at the AGM will be conducted by poll. Further details on the poll will be provided at the AGM. 11

Westpac 2018 Annual General Meeting Explanatory notes Item 1: Financial Reports This Item relates to Westpac’s Financial Report, Directors’ Report and Auditor’s Report (the Reports) for the year ended 30 September 2018. This Item does not require a formal resolution and so no vote will be held. However shareholders will be given an opportunity to ask questions on the Reports. The Reports are in Westpac’s 2018 Annual Report and can be accessed on our website at www.westpac.com.au/investorcentre. Item 2: Remuneration Report Shareholders are asked to adopt Westpac’s Remuneration Report for the year ended 30 September 2018. This report is included in Westpac’s 2018 Annual Report and is available at www.westpac.com.au/investorcentre. The Remuneration Report outlines Westpac’s remuneration strategy and objectives and provides details of Board and KMP remuneration received during the year. Westpac’s remuneration strategy is designed to attract and retain talented employees that will drive superior results and build the long term value of Westpac. At the same time, remuneration has been designed to ensure these results are delivered sustainably while adhering to sound risk management and governance principles. A key part of the remuneration strategy is a requirement for KMPs to hold a significant portion of their wealth in Westpac shares to create strong alignment with the interests of shareholders. Westpac’s remuneration strategy for Non-executive Directors is to remunerate them appropriately for their time, expertise and insight into strategic, risk and governance issues, and to ensure Westpac is able to attract and retain high quality and experienced Directors. 12

Westpac values shareholder feedback and, while the vote on this Item is non-binding (under the Corporations Act), the Board will take the outcome of the vote into account when considering future remuneration policies. A voting exclusion applies to this Item, as set out earlier in this Notice of Meeting. The Board unanimously recommends shareholders vote in favour of adopting the Remuneration Report. The Chairman of the AGM intends to vote all available proxies in favour of this Item. Item 3: Grant of Equity to Managing Director and Chief Executive Officer Shareholders are asked to vote on whether the CEO, Brian Hartzer, should receive equity as part of his 2019 financial year remuneration, rather than solely cash. The grant of securities is consistent with Mr Hartzer’s employment agreement, the CEO Restricted Share Plan (CEO RSP) and CEO Long Term Variable Reward Plan (CEO LTVR)1 which were supported by shareholders at prior AGMs. Under the ASX Listing Rules, the issue of securities must be approved by shareholders for each equity grant. The Board believes the CEO’s interests should be closely aligned to the long-term interests of shareholders. Accordingly, the Board believes the CEO should maintain a substantial shareholding in Westpac and receive part of his remuneration in the form of equity that only vests if certain conditions or hurdles are achieved. It is proposed that equity grants to Mr Hartzer be made up of two elements: 1. Under the CEO RSP, half of Mr Hartzer’s short-term variable reward (STVR) would be deferred into restricted shares that may vest if he remains with Westpac or in other limited circumstances 1 The CEO LTVR was previously referred to as the CEO Long Term Incentive Plan (LTIP). 13

Westpac 2018 Annual General Meeting discussed below. These restricted shares would vest in two equal tranches over two years. 2. Under the CEO LTVR, long-term variable reward (LTVR) would be allocated in the form of performance share rights which may vest if certain hurdles are met over a four year performance period. An overview of these Plans is provided below. 1. Overview of the CEO RSP and CEO LTVR The CEO RSP and CEO LTVR were established to provide deferred STVR and LTVR awards to our CEO. The terms of the CEO RSP and CEO LTVR were determined by the Board in accordance with Mr Hartzer’s employment agreement and, consistent with our remuneration strategy, have been designed to link Mr Hartzer’s remuneration to sustained long-term value for shareholders. The Plans are considered appropriate as they: • place a high proportion of Mr Hartzer’s remuneration at risk because certain performance goals and hurdles must be achieved to receive any value; align Mr Hartzer’s remuneration outcomes with the interests of shareholders; and ensure Mr Hartzer’s remuneration is competitive and aligned with market remuneration in the financial services industry. • • Each year, the Board determines Mr Hartzer’s STVR target opportunity. The STVR award Mr Hartzer is actually granted is determined by the Board at the end of each financial year based on a range of factors including Mr Hartzer’s performance against a balanced scorecard of financial and non-financial objectives. The STVR award will range between 0% and 150% of the STVR target. The Board currently requires that 50% of any STVR award be deferred under the CEO RSP. This approach would see Mr Hartzer receive restricted shares that subsequently vest in two equal tranches over the following two years. The Board retains the discretion to determine the 14 portion of any STVR award that is deferred and the terms of any deferral. Each year, under the CEO LTVR, Westpac may grant performance share rights to Mr Hartzer. The CEO LTVR award will vest after four years subject to certain performance hurdles being met. These hurdles are based on a peer-weighted Total Shareholder Return (TSR) index and Westpac’s average cash Return on Equity (ROE). Mr Hartzer is entitled to one Westpac ordinary share for each vested performance share right. 2. Why is shareholder approval being sought? Under the CEO RSP and LTVR, the Board decides whether shares awarded will be acquired on-market or issued by Westpac. In order to retain flexibility to issue shares under either the CEO RSP and/or the CEO LTVR, shareholder approval is being sought under ASX Listing Rule 10.14 which requires shareholder approval if a director is issued securities under an employee incentive scheme. If shareholder approval is not obtained, Mr Hartzer’s deferred STVR and LTVR will be delivered in cash. Shareholder approval is also being sought for the purposes of sections 200B and 200E of the Corporations Act for termination benefits that may be given to Mr Hartzer in connection with the deferred STVR and LTVR awards covered by Item 3. If approved, Mr Hartzer will be entitled to receive benefits arising through these awards on termination of employment (subject to various conditions), in addition to any other termination benefits that may be provided to him, without further shareholder approval. It is intended that this approval will remain valid during the life of securities granted in relation to Item 3. Further details of Mr Hartzer’s remuneration package and performance hurdles for Westpac’s 2018 financial year are set out in the Remuneration Report in Westpac’s 2018 Annual Report, which is available at www.westpac.com.au/investorcentre. 15

Westpac 2018 Annual General Meeting 3. CEO RSP – 2019 STVR award Mr Hartzer’s 2019 STVR target is $2,686,000. Once Mr Hartzer’s 2019 STVR award has been determined by the Board (which will be assessed at the end of the 2019 financial year), 50% will be delivered in cash and 50% as restricted shares under the CEO RSP. Half of Mr Hartzer’s deferred STVR will be restricted for one year from the commencement of the restriction period (1 October 2019) and the remainder will be restricted for two years. If new shares are issued by Westpac to satisfy this obligation, the number of restricted shares Mr Hartzer receives will be determined by dividing the dollar value of his deferred STVR by the market price (being the volume weighted average market price of Westpac’s ordinary shares, as traded on the ASX in the five trading days up to and including the day before the award is made). If Westpac acquires shares on-market to satisfy this obligation, the market price is the average purchase price of the shares. Example: Assuming Mr Hartzer is awarded 100% of his 2019 STVR target for his 2019 financial year performance, he would be entitled to $2,686,000. Half of that (i.e. $1,343,000) would be paid in cash and the other half would be delivered as restricted shares. Assuming a market price of $27.00 per share, 49,740 restricted shares would be granted to Mr Hartzer in December 2019. Subject to meeting the conditions of the restricted shares (including continuous service and malus), half of the restricted shares would be released to Mr Hartzer on 1 October 2020, while the other half would be released on 1 October 2021. This is an indicative example as actual STVR will depend on the CEO’s award and the market price of Westpac shares at the time of the grant. 16

4. CEO LTVR – 2019 LTVR award The Board has determined that Mr Hartzer will receive a 2019 LTVR award comprising a grant of 227,338 performance share rights under the CEO LTVR, to the value of $2,528,000. The number of performance share rights to be granted to Mr Hartzer was determined by dividing the dollar value of the award by the notional value of the performance share rights at the start of the performance period (being 1 October 2018). Performance share rights will be granted in two tranches of equal value. One tranche will be subject to a TSR performance hurdle and the other will be subject to a ROE performance hurdle. The notional value of TSR-hurdled performance share rights is $11.12 and the notional value of ROE-hurdled performance share rights is $11.12. The notional values of the TSR-hurdled and ROE-hurdled performance share rights were calculated by an independent valuer, taking the market price of Westpac shares at the start of the performance period, and using a Monte Carlo pricing model. This methodology is applied consistently across all Westpac executives who receive performance share rights. Under the CEO LTVR, performance hurdles must be satisfied before performance share rights can vest (except in limited circumstances such as death or total and permanent disablement, as explained below). There is no re-testing of either the TSR hurdle or ROE hurdle. If no performance share rights vest, the value of the award will be $0. Example: For illustrative purposes, the face value of the 2019 CEO LTVR performance share rights was $5,958,529 (based on the five day volume weighted average price of Westpac’s shares traded on the ASX in the week up to 30 October 2018). This face value assumed that Westpac achieved the maximum result for its performance hurdles and so 100% of the share rights vested. 17

Westpac 2018 Annual General Meeting In 2018, the application of the performance hurdles resulted in 0% of the LTVR award vesting. (a) TSR-hurdled performance share rights The relative TSR performance hurdle measures Westpac’s TSR against a composite TSR index comprising the top ten Australian financial services companies (other than Westpac). 50% of the composite TSR index is weighted to the three other major banks and 50% is weighted to the remaining seven financial services companies. The composite TSR index is calculated by multiplying each peer company’s TSR for the four year performance period by its weighting, and then adding together the results of those ten calculations. Westpac’s TSR for the four year period is then compared to the composite TSR index. For 50% of the TSR tranche to vest, Westpac’s TSR must at least equal the composite TSR index. For 100% of the TSR tranche to vest, Westpac’s TSR must exceed the TSR of the composite index by an additional 21.55 (reflecting an extra 5% compound annual growth in TSR over the four year period). Vesting will occur on a straight line basis in between these two points. (b) ROE-hurdled performance share rights The ROE performance hurdle measures the average cash earnings return on average ordinary equity (Average Cash ROE) over the three year performance period. For the 2019 grant, the performance share rights are tested against the performance hurdles on the third anniversary of the commencement of the performance period. If Westpac’s Average Cash ROE is at or above 14%, 100% of the ROE-hurdled performance 18 share rights awarded to Mr Hartzer will qualify for vesting. If Westpac’s Average Cash ROE is equal to 13%, 50% of the ROE-hurdled performance share rights awarded to Mr Hartzer will qualify for vesting. If Westpac’s Average Cash ROE is between 13% and 14%, the number of ROE-hurdled performance share rights eligible for vesting will increase on a straight line basis between 50% and 100%. Westpac shares will be allocated to Mr Hartzer if the ROE performance hurdle is satisfied. The ROE-hurdled performance share rights that qualify for vesting as noted above will vest on the fourth anniversary of the commencement of the performance period. 5. Cessation of employment 5.1 Deferred STVR Subject to the Board’s discretion, all unvested restricted shares lapse when Mr Hartzer’s employment with Westpac ceases, except where the cessation of his employment: • is due to death, or total and permanent disablement; or • occurs in certain circumstances (such as a change of control). Unvested restricted shares held by Mr Hartzer will vest if his employment ceases for any of the above reasons. Unvested restricted shares will be forfeited if Mr Hartzer is terminated for misconduct. If, in the Board’s opinion, Mr Hartzer has acted fraudulently or dishonestly, or is in material breach of his obligations, his restricted shares (whether or not vested) that are subject to a holding lock under the CEO RSP will be forfeited, unless the Board determines otherwise. 19

Westpac 2018 Annual General Meeting The Board may in certain circumstances also adjust the number of unvested restricted shares downwards, or to zero (in which case they will lapse). This may occur in order to respond to significant misconduct by Mr Hartzer which may result in significant financial and/or reputational impact to Westpac. 5.2 LTVR Subject to the Board’s discretion, all unvested performance share rights lapse when Mr Hartzer’s employment with Westpac ceases, except where the cessation of his employment: • is due to his death, or total and permanent disablement; or • occurs in certain circumstances (such as a change of control where certain other conditions are met). Unvested performance share rights held by Mr Hartzer will vest if his employment ceases for any of the above reasons. If, in the Board’s opinion, Mr Hartzer has acted fraudulently or dishonestly, or is in material breach of his obligations, the Board may determine that his unvested performance share rights under the CEO LTVR will lapse. The Board may in certain circumstances also adjust the number of unvested performance share rights downwards, or to zero (in which case they will lapse). This may occur in order to respond to significant misconduct by Mr Hartzer which may result in significant financial and/or reputational impact to Westpac. 20

5.3 Termination benefits Early vesting of Mr Hartzer’s deferred STVR and LTVR awards in the circumstances outlined above may amount to the giving of a termination benefit. The Board also has discretion in relation to performance share rights and unvested restricted shares where Mr Hartzer ceases employment under certain circumstances that do not involve serious misconduct. This discretion enables the Board to vest or leave the performance share rights on foot, subject to the performance hurdles. In relation to the deferred STVR awards, the discretion enables the Board to leave unvested restricted shares on foot and vest on the expiry of the full term stated in the CEO RSP. The Board may determine to exercise discretion in relation to STVR and LTVR awards in circumstances where Mr Hartzer’s employment ceases without fault on his part. In determining whether to exercise discretion, the Board will take into account all relevant circumstances, which may include Mr Hartzer’s (and Westpac’s) performance against applicable performance hurdles at the date of cessation, as well as Mr Hartzer’s individual performance and the period that has passed from the date of grant to the date of cessation. The value of termination benefits that may be given to Mr Hartzer by reason of early vesting of any of his 2019 deferred STVR and LTVR awards or the exercise of the Board’s discretion that his unvested restricted shares and performance share rights will not lapse, cannot be determined in advance. This is because, in addition to the factors listed above, the value at the date of cessation of employment will also depend upon: 21

Westpac 2018 Annual General Meeting • the number of securities initially granted as part of a deferred STVR or LTVR award; the date when, and circumstances in which, Mr Hartzer ceases employment; Westpac’s share price at the date of vesting; and the number of unvested securities held by Mr Hartzer at the time of cessation. • • • 6. Further information (a) No loans are, or will be, granted to Mr Hartzer in connection with participation in either the CEO RSP or the CEO LTVR. Details of shares issued under the CEO RSP and performance share rights granted under the CEO LTVR will be published in each Annual Report relating to the period in which the securities were issued. The Annual Report will note that approval for issue of those securities was obtained under ASX Listing Rule 10.14. Mr Hartzer is the only Director of Westpac entitled to participate in the CEO RSP and the CEO LTVR. If shareholders vote in favour of Item 3, no additional person who becomes entitled to participate in the CEO RSP or the CEO LTVR will participate until approval is obtained under ASX Listing Rule 10.14. Mr Hartzer is not permitted to trade in securities received under the CEO RSP or CEO LTVR until they have vested. After vesting, trading must comply with Westpac’s Securities Trading Policy. Restricted shares carry dividend and voting rights during the restriction period. Performance share rights do not receive dividends and do not have voting rights. If shareholder approval is obtained, the issue of restricted shares and performance share rights (and the shares underlying the performance share rights) will be (b) (c) (d) (e) 22 approved for the purposes of all applicable requirements, including sections 200B and 200E of the Corporations Act and ASX Listing Rule 10.14. (f) Westpac will issue the restricted shares in or about December 2019 and performance share rights in December 2018, and in any event, no later than three years after the AGM. (g) Mr Hartzer was awarded 47,384 shares under the FY17 CEO RSP with a value of $1,490,730 and 197,654 share rights under the FY18 CEO LTVR with a value of $2,528,000. Further information on the CEO RSP and CEO LTVR is available in the Remuneration Report. Details on the voting exclusion which applies to this Item can be found earlier in this Notice of Meeting. The Board (other than Mr Hartzer) unanimously recommends shareholders vote in favour of Item 3. The Chairman of the AGM intends to vote all available proxies in favour of this Item. Item 4: Re-Election and Election of Directors Mr Peter Hawkins is retiring from the Board in accordance with the Constitution and is not seeking re-election. Mr Craig Dunn is retiring by rotation at this meeting in accordance with the Constitution and is offering himself for re-election. Mr Peter Nash joined the Board on 7 March 2018 and is offering himself for election. Ms Anita Fung joined the Board on 1 October 2018 and is offering herself for election. 23

Westpac 2018 Annual General Meeting (a) Craig Dunn BCom, FCA, Age 55 Mr Dunn has been an independent Non-executive Director of Westpac since June 2015. Mr Dunn has more than 20 years’ experience in financial services, including as CEO of AMP Limited from January 2008 to December 2013. Mr Dunn was previously a Director of Financial Literacy Australia Limited and a Board member of the Australian Japanese Business Cooperation Committee and the New South Wales Government’s Financial Services Knowledge Hub, and former Chairman of the Investment and Financial Services Association (now the Financial Services Council). He was also a member of the Financial Services Advisory Committee, the Australian Financial Centre Forum, the Consumer and Financial Literacy Taskforce and a Panel member of the Australian Government’s Financial System Inquiry. Mr Dunn is currently the Chairman of the International Standards Technical Committee on Blockchain and Distributed Ledger Technologies (ISO/TC 307) and the Co-chair of the Australian Government’s Fintech Advisory Group. Mr Dunn is a Board member of Jobs for New South Wales, a member of each of the ASIC External Advisory Panel and the New South Wales Government’s Quantum Computing Fund Advisory Panel and a consultant to King & Wood Mallesons. Mr Dunn is also currently the Chairman of Stone and Chalk Limited (retiring effective 27 November 2018) and the Australian Ballet, a Director of Telstra Corporation Limited and a member of the Australian Government’s Fintech Advisory Group. Mr Dunn does not have a relationship with Westpac, other than as a Director, as a customer 24 and as a shareholder. Mr Dunn does not have a relationship with any other Director. Mr Dunn is the Chairman of the Board Remuneration Committee and a member of each of the Board Risk & Compliance and Board Nominations Committees. The Board considers Mr Dunn to be an independent director. The Board (other than Mr Dunn) unanimously recommends shareholders vote in favour of the re-election of Mr Dunn to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item. (b) Peter Nash BCom, FCA, F Fin, Age 56 Mr Nash has been an independent Non-executive Director of Westpac since 7 March 2018. Mr Nash was a Senior Partner with KPMG until September 2017, having been admitted to the partnership of KPMG Australia in 1993. He most recently served as the National Chairman of KPMG Australia from 2011 until August 2017, where he was responsible for the overall governance and strategic positioning of KPMG in Australia. In this role, Mr Nash also served as a member of KPMG’s Global and Regional Boards. Mr Nash’s previous positions with KPMG included Regional Head of Audit for Asia Pacific, National Managing Partner for Audit in Australia and Head of KPMG Financial Services. Mr Nash has worked in geographically diverse and complex operating environments providing advice on a range of topics including business strategy, risk management, internal controls, business processes and regulatory change. Mr Nash has also provided financial and commercial advice to 25

Westpac 2018 Annual General Meeting many Government businesses at both a Federal and State level. Mr Nash is a former member of the Business Council of Australia and its Economic and Regulatory Committee. Mr Nash is a Board member of the Koorie Heritage Trust and Migration Council Australia and is an Advisory Board member of the University of Melbourne Centre for Contemporary Chinese Studies. Mr Nash is Chairman of Johns Lyng Group Limited and a Director of Reconciliation Australia Limited and Golf Victoria Limited. Mr Nash does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr Nash does not have a relationship with any other Director. Mr Nash is a member of the Board Audit and Board Risk & Compliance Committees. The Board considers Mr Nash to be an independent director. The Board (other than Mr Nash) unanimously recommends shareholders vote in favour of the election of Mr Nash to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item. (c) Anita Fung BSocSc, MAppFin, Age 57 Ms Fung has been an independent Non-executive Director of Westpac since 1 October 2018. Ms Fung has over 30 years’ experience in the banking industry including 19 years at HSBC. During her time at HSBC, Ms Fung held a number of senior management roles including Group General Manager, HSBC Group and most recently as the Chief Executive Officer, Hong Kong from 26

2011–2015. Prior to joining HSBC, Ms Fung held various positions at Standard Chartered Bank in its Treasury and Capital markets business. Ms Fung is a former Chairman of HSBC Global Asset Management (Hong Kong) Limited and a former Director of each of HSBC Bank (China) Company Limited, Hang Seng Bank Limited and Bank of Communications Co., Ltd. Ms Fung is also a former Chairman of the Hong Kong Association of Banks and was previously a Board Member of the West Kowloon Cultural District Authority. Ms Fung is currently a Director of each of Hong Kong Exchanges and Clearing Limited, China Construction Bank Corporation and Hang Lung Properties Limited. Ms Fung is also an Independent Non-executive Member of the Airport Authority Hong Kong Board. Ms Fung was awarded the Bronze Bauhinia Star in 2013 for her contributions to the development of the banking industry in Hong Kong. Ms Fung does not have a relationship with Westpac, other than as a Director. Ms Fung does not have a relationship with any other Director. Ms Fung is a member of the Board Risk & Compliance Committee and Westpac’s Asia Advisory Board. The Board considers Ms Fung to be an independent director. The Board (other than Ms Fung) unanimously recommends shareholders vote in favour of the election of Ms Fung to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item. 27

Westpac 2018 Annual General Meeting Attending the AGM Perth Convention and Exhibition Centre BelleVue Ballroom 21 Mounts Bay Road Perth Western Australia 6000 The Perth Convention and Exhibition Centre is in the City of Perth, next to the Swan River. The venue is close to bus and train stations and a ferry wharf, it has access for taxis and its own car park. For more information on the Perth Convention and Exhibition Centre visit www.pcec.com.au. Location How to get there By car The Perth Convention and Exhibition Centre provides casual parking. Entry is via Mill Street, Mounts Bay Road or the Riverside Drive exit on the Mitchell Freeway. Access to the Level 1 Plaza area is from Mill Street or Mounts Bay Road. Information on City of Perth parking is available at www.cityofperthparking.com.au. By taxi Taxis can drop passengers directly in front of the Perth Convention and Exhibition Centre at the designated Cab Spot Location. On departure, the Perth Convention and Exhibition Centre provides a taxi phone located at the Plaza Entry doors on Level 1. The Cab Spot number is 1088. By train Elizabeth Quay train station, located on William Street, is the closest train station to the Perth Convention and Exhibition Centre and services the Mandurah and Joondalup Railway Lines. Other train stations within close proximity include the Perth Underground station located on the corner of William Street and Murray Street Mall (also servicing 28

WELLINGTON ST BUS STATION PERTH STATION PERTH UNDERGROUND BUSPORT TRAIN STATION the Mandurah and Joondalup Railway Lines) and Perth station located on Wellington Street which is across from Forrest Place (servicing the Armadale-Thornlie Railway Line, Fremantle Railway Line and the Midland Railway Line). Perth Underground Station and Perth Station are connected by an underground walkway. Timetables are available at www.transperth.wa.gov.au. By bus Elizabeth Quay Busport is located on Mounts Bay Road and is the closest to the Perth Convention and Exhibition Centre. Many bus services depart and arrive at this busport, including the free CBD ‘Blue and Green CAT’ service. Another major busport is Wellington Street Bus Station located next to Perth Station on Wellington Street. Timetables are available at www.transperth.wa.gov.au. 29 ELIZABETH QUAY PCEC ELIZABETH QUAY ELIZABETH QUAY FERRY TERMINAL Swan River BARRACK ST JETTY

Westpac 2018 Annual General Meeting By ferry A ferry service operates across the Swan River between Elizabeth Quay Jetty (Perth) and Mends Street Jetty (South Perth). Elizabeth Quay Jetty is a short walk to the Perth Convention and Exhibition Centre. Timetables are available at www.transperth.wa.gov.au. Further information about travel to the venue and parking can be found at https://www.pcec.com.au/visit/getting-around/ or by calling (+61 8) 9338 0300. For public transport information and timetables visit www.transperth.wa.gov.au or call 13 62 13. Venue security Security arrangements will be in place at the venue, including bag searches prior to AGM entry. Cloakroom facilities A cloakroom is available at the venue’s customer service desk and is located on the second fioor. Webcast For those shareholders unable to attend in person, the AGM will be webcast live at www.westpac.com.au/investorcentre and an archive of the AGM will also be subsequently available. Further information For further information regarding the Westpac AGM, please contact Link on (+61) 1800 804 255 (toll free within Australia). 30

The Westpac Group 2018 Notice of Meeting is printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of Forest Certification (PEFC) means that the paper fibre is sourced from sustainable forests. 31 i)EFC-PEFC/21-31-61 PEFCCor1111od Thiaprtd.lctilfram ....,noblym.._,t tbrMt end cantrulllld .:JUI'CI!III. R.:zlun In Aulhl• haugh thoA<o.-.lon ""'-S1ondonl. -.pofo.org.au

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